UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2300 Warrenville Rd. Downers Grove, IL		60515
(Address of principal executive offices)		(Zip Code)

630-296-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective June 1, 2016 (the “Effective Date”), Addus HealthCare, Inc. (“Addus HealthCare”), a wholly-owned subsidiary of Addus HomeCare Corporation (the “Company”), entered into an Employment and Non-Competition Agreement with Brenda Belger (the “Employment Agreement”).

Pursuant to the Employment Agreement, Addus HealthCare will employ Ms. Belger as its Chief Human Resources Officer beginning on the Effective Date. The Employment Agreement has a term of four years commencing on the Effective Date (the “Initial Employment Term”). At the end of the Initial Employment Term, the Employment Agreement will renew for successive one year terms unless earlier terminated pursuant to the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Ms. Belger is entitled to an annual base salary of $250,000 and, at the discretion of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, an annual bonus in an amount equal to up to 75% of her annual base salary depending on the achievement of certain objectives and target levels determined by the Compensation Committee. Ms. Belger is also entitled to participate in Addus HealthCare’s health, disability, vacation and 401(k) plans, with matching contributions by Addus HealthCare of up to 6% of Ms. Belger’s annual contribution. In addition, Ms. Belger is entitled to a life insurance policy with a death benefit of up to five times her base salary, although Addus HealthCare is not required to pay more than 3% of Ms. Belger’s base salary for such insurance policy.

In connection with her employment, on the Effective Date, Ms. Belger will be granted nonqualified stock options pursuant to the Company’s 2009 Stock Incentive Plan (the “Stock Incentive Plan”) to purchase 25,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). The options will vest over a four year period subject to the terms and conditions set forth in the Stock Incentive Plan and the Nonqualified Stock Option Award Agreement, dated as of the Effective Date, between the Company and Ms. Belger. The options will be exercisable at the fair market value of the Company’s Company Stock on the date of grant. In addition, on the Effective Date, Ms. Belger will be granted 10,000 shares of restricted Common Stock. The restricted Common Stock will vest over a four year period subject to the terms and conditions of the Stock Incentive Plan and the Restricted Stock Award Agreement, dated as of the Effective Date, between the Company and Ms. Belger.

If Ms. Belger’s employment is terminated with “reasonable cause” (as defined in the Employment Agreement), by reason of her death or disability or by Ms. Belger without “good reason” (as defined in the Employment Agreement), she will be entitled to receive (i) any unpaid base salary for the period prior to the date of termination, (ii) any unpaid benefits for the period prior to the date of termination and (iii) in the case of termination by reason of death or disability, eligibility for life or disability insurance benefits contemplated by the Employment Agreement.

If (a) Ms. Belger’s employment is terminated without reasonable cause or for good reason, subject to the conditions set forth in the Employment Agreement, she will be entitled to receive her “base cash compensation” (as defined in the Employment Agreement) payable in equal installments for twelve months following termination, or (b) if Ms. Belger’s employment is terminated without reasonable cause in connection with a “change in control” (as defined in the Employment Agreement), she will be entitled to receive her “annual cash compensation” (as defined in the Employment Agreement) for twelve months following termination, less any other severance amounts received pursuant to the foregoing clause (a). In either case, Ms. Belger will also be entitled to receive (i) any unpaid base salary for the period prior to the date of termination, (ii) a pro rata portion of her bonus, (iii) any unpaid benefits for the period prior to the date of termination and (iv) continuation of all benefits during such period (subject to early termination as provided in the Employment Agreement).

Pursuant to the Employment Agreement, Ms. Belger has agreed that during the Initial Employment Term and any extension thereof, and for one year following termination, Ms. Belger will not compete with the business of Addus HealthCare or certain of its affiliates or solicit any business from any customer thereof. The Employment Agreement also prohibits Ms. Belger from disclosing any confidential information of Addus HealthCare and certain of its affiliates. Ms. Belger has agreed to assign all inventions developed during the employment period to Addus HealthCare. Ms. Belger has also agreed not to disparage Addus HealthCare or certain of its affiliates.

This summary is qualified in its entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Brenda Belger, age 62, was appointed as the Company’s Executive Vice President and Chief Human Resources Officer on June 1, 2016. Ms. Belger has served in a number of human resource positions in both public and private healthcare companies for the past 16 years. Ms. Belger was retired from 2013 to 2016. From 2011 to 2013, she was Senior Vice President, Human Resources, for CCS Medical, one of the nation’s largest providers of mail order diabetic supplies. Previously, Ms. Belger served as Senior Vice President, Human Resources, for Odyssey HealthCare, Inc., a $700 million national hospice provider from 1997-2010. Prior to her employment with Odyssey HealthCare, Ms. Belger served in both Human Resources and Finance positions in various industries, including telecommunications, manufacturing and food service. Ms. Belger earned a B.A. in Finance and Human Resource Management from the University of Northern Iowa.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Employment and Non-Competition Agreement, effective June 1, 2016, by and between Addus HealthCare, Inc. and Brenda Belger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: June 1, 2016	By:	/s/ Brian Poff
	Name:	Brian Poff
	Title:	Chief Financial Officer